Exhibit 99.1

FARADAY FUTURE to host investor Presentation webcast

LOS ANGELES--(BUSINESS WIRE)--Sep. 27, 2023-- Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, announced today that it will host a live investor presentation webcast with incoming Global CEO Matthias Aydt and Interim CFO Jonathan Maroko from its Hanford, CA facility on Thursday, September 28, 2023, at 4:30pm PDT (7:30pm EDT). The Company will also provide an update on planned upcoming “Delivery Co-Creation Day” events through October.

Investors and analysts interested in attending can access the webcast on FF.com or the FF APP. A replay of the call will be available shortly after the webcast.

The Company will also host a Q&A session. Investors interested in asking questions can email their questions to ir@ff.com.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV company, but also a software-driven intelligent internet company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem.

Investors (English): ir@faradayfuture.com
Investors (Chinese): cn-ir@faradayfuture.com
Media: john.schilling@ff.com